Exhibit 99.1

Insys Therapeutics Reports First Quarter 2013 Results

PHOENIX, AZ—(Marketwire – June 3, 2013) – Insys Therapeutics, Inc. (NASDAQ: INSY), a specialty pharmaceutical company that develops and commercializes innovative supportive care products, today announced its financial results for the three months ended March 31, 2013.

Financial highlights during the first quarter of 2013:

•	Total first quarter revenue increased to $11.1 million in 2013 versus $2.0 million in 2012

•	Sales of Subsys added $9.7 million in net revenue during the first three months of 2013

•	First quarter net income of $0.1 million and diluted earnings per share of $0.01 compared to a net loss of $6.7 million and diluted loss per share of $0.72 for the first quarter of 2012

“Growth in Subsys sales and a strengthened balance sheet from our May 2013 IPO have left us well-positioned to build upon our strong supportive care franchise and generate value for stockholders,” said Michael L. Babich, President and Chief Executive Officer.

First Quarter 2013 Financial Results

Total net revenue increased by 446% to $11.1 million for the first quarter of 2013, compared with $2.0 million for the first quarter of 2012 as outlined below (in millions):

	Three Months Ended March 31,		Increase (Decrease)
	2013	2012
Product sales, net
Subsys	$9.7	$—	$9.7
Dronabinol SG Capsule	1.4	2.0	(0.6)

Total net revenue	$11.1	$2.0	$9.1

Net income for the first quarter of 2013 was $0.1 million and diluted earnings per share was $0.01 compared to a net loss of $6.7 million and diluted loss per share of $0.72 for the first quarter of 2012. Gross margin was 84% for the first quarter of 2013, compared with 37% for the first quarter of 2012, primarily a result of the increase in sales of Subsys, which has a higher gross margin than Dronabinol, during the first quarter of 2013.

Sales and marketing expense was $4.4 million during the first quarter of 2013 compared to $2.4 million for the first quarter of 2012. The increase was primarily due to variable sales compensation expenses associated with the increase in sales of Subys during the first three months of 2013.

Research and development expense decreased to $1.7 million for the first quarter of 2013 from $2.8 million for the first quarter of 2012, primarily due to the completion of development of Subsys during the three months ended March 31, 2012, combined with a decline in spending on the LEP-ETU and IL-13 programs during 2013.

General and administrative expense increased to $2.4 million for the first quarter of 2013 from $1.5 million for the first quarter of 2012, primarily due to costs incurred in connection with increases in administrative infrastructure to support the growth of Subsys sales combined with investments in public company infrastructure during 2013.

As of March 31, 2013, cash, cash equivalents and short-term investments were $0.7 million, compared with $0.4 million as of December 31, 2012. Subsequent to the end of the first quarter, Insys raised $31.0 million after underwriting discounts, commissions and estimated expenses in its initial public offering.

About Insys Therapeutics, Inc.

Insys Therapeutics, Inc. is a commercial-stage specialty pharmaceutical company that develops and commercializes innovative supportive care products, with a focus on utilizing its proprietary formulation technologies to address the clinical shortcomings of existing commercial pharmaceutical products. The company has two marketed products including Subsys, a proprietary sublingual fentanyl spray for breakthrough pain in opioid-tolerant cancer patients. Insys markets Subsys through its incentive-based, cost-efficient commercial sales force. The company’s lead product candidate is Dronabinol Oral Solution, a proprietary orally administered liquid formulation of dronabinol, which would be its second branded supportive care product, if approved.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercialization of Insys’ products and development of its product candidates and the company’s positioning to build on its supportive care franchise and deliver value to stockholders. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding Insys’ ability to commercialize products successfully, Insys’ ability to successfully manage its commercial relationships and sales infrastructure, compliance with post-approval regulatory requirements and the company’s need to potentially obtain additional financing to successfully commercialize or further develop its existing products and product candidates. For a further description of these and other risks facing Insys, please see the risk factors described in the company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the company undertakes no obligation to update or revise these statements, except as may be required by law.

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2013	2012
Net revenue	$11,059	$2,026
Cost of revenue	1,764	1,278

Gross profit	9,295	748
Operating expenses:
Sales and marketing	4,423	2,404
Research and development	1,690	2,832
General and administrative	2,362	1,479

Total operating expenses	8,475	6,715
Income (loss) from operations	820	(5,967)
Interest and other expense, net	(677)	(720)

Income (loss) before income taxes	143	(6,687)
Income tax benefit	—	—

Net income (loss)	$143	$(6,687)

Net income (loss) allocable to preferred shareholders	$130	$(6,123)

Net income (loss) allocable to common shareholders	$13	$(564)

Net income (loss) per common share:
Basic	$0.02	$(0.72)
Diluted	$0.01	$(0.72)
Shares used in computing net income (loss) per common share:
Basic	856,026	786,026
Diluted	1,937,891	786,026

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2013	December 31, 2012
ASSETS:
Cash and cash equivalents	$686	$361
Accounts receivable, net	5,817	3,089
Inventories	8,178	7,095
Prepaid expenses and other current assets	1,046	1,343
Non-current assets	6,504	6,852

Total assets	$22,231	$18,741

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$11,714	$9,411
Deferred revenue	3,614	3,767
Line of credit (a)	11,358	11,858
Notes payable to related party, including interest (a)	59,021	58,383
Stockholders’ deficit	(63,476)	(64,678)

Total liabilities and stockholders’ deficit	$22,231	$18,741

(a)	Converted to common stock or retired in May 2013.

Company Contact: Darryl S. Baker Chief Financial Officer Insys Therapeutics, Inc. (602) 910-2617	Investor Contact: John Woolford Managing Director Westwicke Partners, LLC (443) 213-0506